EXHIBIT 99

NEWS RELEASE
For Immediate Release / Wednesday, February 18, 2004
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
info@americanecology.com     www.americanecology.com
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                         AMERICAN ECOLOGY REDEEMS COMMON
                         STOCK WARRANT FOR $5.5 MILLION

             COMPANY PAYS $4.07 PER UNDERLYING COMMON SHARE REDEEMED

     BOISE, Idaho - Jim Baumgardner, Senior Vice President and Chief Financial Officer of American Ecology Corporation [NASDAQ: ECOL], today announced that the Company has redeemed a warrant to purchase 1,349,843 shares of common stock for $5.5 million or an equivalent of $4.07 per underlying common share. The redeemed warrant, which represented approximately 8% of the Company's shares outstanding, has been surrendered and will not be reissued.

     The redemption eliminated the sole outstanding warrant to acquire shares of the Company's common stock. Issued in November 1998, with a strike price of $1.50 per share, the warrant was a key element of a multi-part settlement with the Company's prior bank.

     "Elimination of this warrant's potentially dilutive overhang is a continuation of our long term strategy to increase earnings per share." Baumgardner stated, adding, "We were pleased to close the transaction at a discount from where the stock has recently traded with essentially no transaction costs."

     The terms of the transaction required the warrant holder to surrender its warrant in exchange for $5.5 million in cash paid at closing. Following the transaction, the Company reported more than $7 million of cash on hand and access to an $8 million line of credit with its primary bank.

     "American Ecology took advantage of a unique opportunity to invest in itself at a substantial discount to market," Baumgardner stated, concluding, "The Company continues to possess sufficient financial wherewithal to fund future business operations and grow earnings." On February 17, 2004 the Company's common stock, which is traded on the NASDAQ Stock Market under the stock symbol ECOL, closed at $6.99.


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CONFERENCE  CALL
----------------

     The Company's 2003 investor conference call will be held Friday, February 20, 2004 at 10:00 am Mountain Time. President and Chief Executive Officer
Stephen Romano, Senior Vice President and Chief Financial Officer Jim Baumgardner, and Vice President and Controller Michael Gilberg will host the call and answer questions regarding the transaction. Interested parties are invited to submit questions in advance to INFO@AMERICANECOLOGY.COM, or by
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facsimile to 208-331-7900.  To join the call, dial 1-888-747-3526.  Participants
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will be asked to provide their name and affiliation.

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

     This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company can successfully meet its growth targets, generate continued or improved earnings, dispose of its Oak Ridge facility without incurring additional costs, or prevail in pending litigation. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

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